Exhibit 99.7

EXECUTION VERSION

FORBEARANCE AND SETTLEMENT AGREEMENT

This FORBEARANCE AND SETTLEMENT AGREEMENT (this “Agreement”) is entered into as of this 20th day of February 2025 (the “Effective Date”), by and Dominion Capital LLC (“Dominion”) and HUB Cyber Security Ltd. (“HUB”). Dominion and HUB shall be referred to collectively herein as the “Parties” and each, individually, as a “Party”).

RECITALS

WHEREAS, HUB executed a Senior Secured Demand Promissory Note, dated February 28, 2023 in favor of Dominion in the principal amount of $2.5 million plus interest as set forth therein (as amended, the “Note”);

WHEREAS, Dominion commenced litigation against HUB in the Supreme Court of the State of New York, County of New York, styled as Dominion Capital LLC v. HUB Cyber Security Ltd., No. 656000/2023 (the “New York Action”), in which Dominion asserted a breach of contract claim against HUB for nonpayment of the Note;

WHEREAS, HUB appeared through counsel in the New York Action and objected to the relief sought by Dominion;

WHEREAS, HUB asserted a counterclaim against Dominion in the New York Action for tortious interference with prospective contractual and business relations (the “Counterclaim”), which Counterclaim was dismissed by Order of the Court, dated August 7, 2024;

WHEREAS, HUB has initiated an appeal of the Order dismissing its Counterclaim in the Appellate Division: First Department of the Supreme Court of the State of New York, styled as 2024-05557 (the “New York Appeal”);

WHEREAS, the Court in the New York Action, by Order dated January 28, 2025, awarded summary judgment in favor of Dominion and against HUB in the principal amount of $2,500,000, plus (i) interest at the contractual rate of 10% per annum from February 23, 2023 through May 7, 2023, (ii) interest at the default rate of 24% per annum from May 8, 2023 through January 28, 2025, and (iii) interest at the New York statutory rate of 9% per annum thereafter, plus attorneys’ fees, costs and expenses in an amount to be determined (collectively, the “Summary Judgment Award”), all of which amounts remain unpaid as of the date hereof;

WHEREAS, the parties anticipate that the Clerk’s Office of the Supreme Court of the State of New York, New York County will enter a money judgment in favor of Dominion and against HUB in connection with the Summary Judgment Award;

WHEREAS, Dominion has also commenced an application to the District Court of Tel Aviv – Jaffa in Israel to commence proceedings under Israeli insolvency law as to HUB, in the proceeding bearing Case Number -25936-04-24 (the “Israeli Proceedings”);

WHEREAS, the Parties seek resolve all matters, disputes, and claims that may exist between them in connection with the Note, the Counterclaim, the Summary Judgment Award, or the Israeli Proceeding, contingent upon, and subject to the terms and limitations herein;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, including the agreements contained herein, the receipt of which is hereby acknowledged, the Parties agree as follows

AGREEMENT

1.           Payment & Assignment of Ratable Portions of Note to Claymore Capital. Simultaneously with the execution of this Agreement, Dominion and Claymore Capital Pty Ltd. (“Claymore”) shall execute an Assignment Agreement (with HUB to provide its signed acknowledgment thereof) in substantially the form as Exhibit A hereto, pursuant to which Claymore will purchase, and Dominion will assign to Claymore, ratable portions of the Note in the total aggregate amount of $4,500,000 (the “Assignment Payment”), in accordance with the payment schedule set forth therein and summarized below:

−	$400,000 paid to Dominion on or before February 21, 2025;

−	$200,000 paid to Dominion on or before March 3, 2025;

−	$390,000 paid to Dominion on or before March 17, 2025;

−	$390,000 paid to Dominion on or before April 1, 2025;

−	$390,000 paid to Dominion on or before May 1, 2025;

−	$390,000 paid to Dominion on or before June 2, 2025;

−	$390,000 paid to Dominion on or before July 1, 2025;

−	$390,000 paid to Dominion on or before August 1, 2025;

−	$390,000 paid to Dominion on or before September 1, 2025;

−	$390,000 paid to Dominion on or before October 1, 2025;

−	$390,000 paid to Dominion on or before November 3, 2025; and

−	$390,000 paid to Dominion on or before December 1, 2025.

Each payment set forth above shall be made by Claymore in immediately available funds, by wire transfer to Dominion in accordance with the instructions provided in the Assignment Agreement.

For the avoidance of doubt, HUB acknowledges that unless and until Claymore fully completes the timely payment of all amounts of the Assignment Payment, Dominion shall retain its rights to the unassigned portions of the Note, and the Summary Judgment Award shall not be deemed to be fully satisfied unless and until the full payment of the Assignment Payment is received by Dominion. Furthermore, until full and timely payment of the amounts under the Assignment Payment is made by Claymore, Dominion shall be considered a creditor of HUB with a third-party guaranty (and for these purposes the Assignment Agreement with Claymore (Exhibit A) will be considered as Claymore's guaranty to pay Dominion the full Assignment Payment).

2.	Forbearance by Dominion in Enforcing Summary Judgment Award and Related Judgment

In exchange for the full completion of the consideration to be provided pursuant to Section 1, Dominion shall agree to forbear from enforcing (but shall not forbear from perfecting) any judgment obtained in connection with the New York Action against HUB, provided that (1) HUB remains in material compliance with this Agreement and (2) Claymore remains in material compliance with the Assignment Agreement (including the payment schedule set forth therein).

Notwithstanding the foregoing, Dominion shall be entitled to complete the procedures for obtaining and entry of the judgment(s) contemplated by the Summary Judgment Award, including for the amounts of principal and interest as set forth in the Summary Judgment Award and for attorneys’ fees, costs and expenses determined by the Court and substantiated by its Motion for Attorneys’ Fees and Disbursements filed in the New York Action on February 11, 2025.

3.           Payment Reaffirmation. HUB reaffirms its obligations to make all payments in accordance with the terms of the Note and the Summary Judgment Award, including without limitation all principal and interest due under the Note.

4.           Release by Dominion. In exchange for the good and valuable consideration described herein, Dominion, on behalf of itself and any and all of its parents, subsidiaries, members, past and current officers, directors, shareholders, employees, agents, attorneys, successors, predecessors, and assigns, hereby releases, remises and forever discharges HUB and any and all of its parents, subsidiaries, members, past and current officers, directors, shareholders, employees, agents, attorneys, successors, predecessors and assigns, and each of them, of and from any and all claims, potential claims, demands, causes of actions, judgments, liabilities or other obligations of any kind or nature, whether known or unknown, existing, contingent, or otherwise, suspected or unsuspected, asserted or unasserted, arising out of the Note; provided, however, that, nothing in this Agreement shall be deemed to nullify or render unenforceable HUB’s obligations relating to the Summary Judgment Award or any judgment entered in the New York Action relating thereto, which obligations, Summary Judgment Award and related judgment(s) shall remain binding and enforceable unless and until the Assignment Payment is paid in full to Dominion in accordance with Section 1 of this Agreement. For purposes of clarity, unless the Assignment Payment is timely paid in full to Dominion in accordance with Section 1 of this Agreement, the release set forth in this Section 4 shall be cancelled and be of no effect. Dominion shall be considered a creditor with Claymore's guaranty to pay Dominion the full Assignment Payment. Notwithstanding the forgoing, it is hereby clarified that in the event that the court presiding over the Israeli Proceeding chooses to continue the Israeli Proceeding and/or any if any future insolvency proceeding is commenced against HUB in Israel (including but not limited to any receivership, stay of proceedings, or any similar insolvency proceeding), Dominion shall be considered a creditor of HUB with a third-party guaranty, and Dominion shall be entitled assert all of its rights in such proceeding, whether statutory or contractual, including the full enforcement of the Note.

Notwithstanding the foregoing, this release shall not include the claims or any rights or remedies contained in or arising from any of the obligations of HUB set forth in this Agreement.

For the avoidance of doubt, the release set forth in this Section 4 shall be of no effect on any rights that Claymore may have against HUB in connection with the contemplated assignment of ratable portions of the Note to Claymore pursuant to Section 1 hereof.

5.            Release by HUB. In exchange for the good and valuable consideration described herein, HUB, on behalf of itself and any and all of its parents, subsidiaries, members, past and current officers, directors, shareholders, employees, agents, attorneys, successors, predecessors, and assigns, hereby releases, remises and forever discharges Dominion and any and all of its parents, subsidiaries, members, past and current officers, directors, shareholders, employees, agents, attorneys, successors, predecessors and assigns, and each of them, of and from any and all claims, potential claims, demands, causes of actions, judgments, liabilities or other obligations of any kind or nature, whether known or unknown, existing, contingent, or otherwise, suspected or unsuspected, asserted or unasserted, arising out of the Note and/or the Counterclaim; provided, however, that nothing herein shall be construed as restricting or releasing any claims arising out of or related to this Agreement.

Notwithstanding the foregoing, this release shall not include the claims or any rights or remedies contained in or arising from any of the obligations of Dominion set forth in this Agreement.

6.	Dismissal of the New York Appeal and Motion to Stay Israeli Proceeding; HUB to Waive Appeal of Summary Judgment Award.

6.1.           On or before February 23, 2025, and provided that, Claymore has paid at least $400,000 of the Assignment Payment as required up to that point in accordance with the payment schedule prescribed under Section 1 of this Agreement, the Parties and/or their counsel shall execute and file a motion to stay and hold the Israeli Proceeding;

6.2            On or before March 5, 2025, and provided that, Claymore has paid at least $600,000 of the Assignment Payment as required up to that point in accordance with the payment schedule prescribed under Section 1 of this Agreement, the Parties and/or their counsel shall execute and file necessary paperwork in order to discontinue the New York Appeal with prejudice.

6.3            On or before March 5, 2025, and provided that, Claymore has timely paid at least $600,000 of the Assignment Payment as required up to that point in accordance with the payment schedule prescribed in Section 1 above, the Parties and/or their counsel shall execute and file a motion to the withdrawal of the Israeli Proceedings. For avoidance of doubt, HUB understands and acknowledges that the mere filing of the motion does not guarantee the dismissal of the Israeli Proceedings, and that, the court presiding over the Israeli Proceeding may choose to continue the Israeli Proceeding and/or any if any future insolvency proceeding is commenced against HUB in Israel (including but not limited to any receivership, stay of proceedings, or any similar insolvency proceeding. Additionally, HUB expressly waives any right to, and agrees that it shall not file, an appeal in connection with the Summary Judgment Award. For the avoidance of doubt, in the event that any required payments of the Assignment Payment are not paid when due, Dominion shall be entitled to seek the resumption of the Israeli Proceedings and/or to seek additional legal or equitable remedies (including in New York) at its sole election, including, without limitation, the enforcement of the Summary Judgment Award and any Judgment relating thereto.

7.            No Admission. No Party hereto admits having engaged in any wrongful conduct or having violated the rights of any other Party hereto. The Parties hereby agree that nothing in this Agreement constitutes or shall be deemed to constitute an admission of wrongdoing.

8.            Severability. If any one or more of the provisions in this Agreement is ruled to be wholly or partly invalid or unenforceable by a court or other governmental body of competent jurisdiction then: (a) the validity and enforceability of all provisions of this Agreement not ruled to be invalid or unenforceable shall be unaffected; (b) the effect of the ruling shall be limited to the jurisdiction of the court or other governmental body making the ruling; (c) the provision(s) held wholly or partly invalid or unenforceable shall be deemed amended, and the court or other governmental body is authorized to amend and to reform the provision(s) to the minimum extent necessary to render it valid and enforceable in conformity with the Parties’ intent as manifested in this Agreement, and a provision having a similar economic effect shall be substituted; and (d) if the ruling and/or the controlling principle of law or equity leading to the ruling is subsequently overruled, modified, or amended by legislative, judicial, or administrative action, then the provision(s) in question as originally set forth in this Agreement shall be deemed valid and enforceable to the maximum extent permitted by the new controlling principle of law or equity.

9.            Amendment; No Waiver. This Agreement may not be terminated, amended or modified in any way except by written instrument signed by all Parties. The waiver by any Party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach of this Agreement. Further, no Party shall be deemed to have waived any provision of or right under this Agreement unless such waiver is set forth in writing signed by the Party against whom waiver is asserted.

10.          Construction. This Agreement shall not be construed more strictly against any Party hereto merely by the virtue of the fact that this Agreement may have been drafted or prepared by such Party or its counsel, it being recognized that all of the Parties hereto have contributed substantially and materially to its preparation and that this Agreement has been the subject of negotiations between the Parties and is a product of such negotiation.

11.          Headings. The headings, captions, and titles appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of this Agreement or any paragraph or provision therein.

12.          Effectuation. Each of the Parties agrees to execute any and all additional documents necessary to effectuate the intent and purpose of this Agreement.

13.          Reliance Upon Counsel. The Parties hereto have relied, or have had the opportunity to rely, upon the advice and representation of counsel selected by them respecting the legal liabilities and obligations of the Parties hereto, including, but not limited to, all claims released hereunder, and the Parties hereto have been fully advised, or had the opportunity to be fully advised, as to the legal effect thereof by their respective counsel. The Parties hereby represent that they have each entered into this Agreement willingly and voluntarily with full knowledge and understanding of the terms and consequences hereof.

14.          Entire Agreement. This Agreement, together with the exhibits referenced and incorporated herein, constitute the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof. No prior or contemporaneous representations, promises, or agreement, oral or written, relating hereto not herein contained shall be of any force or effect, or are or can be relied upon in any way. No change or modification of this Agreement shall be valid or binding upon the Parties unless and until the same is in writing. For the avoidance of doubt, all representations made by HUB to Dominion shall remain in full force and effect until the full completion of this Agreement.

15.          Binding Agreement. This Agreement shall be binding on and shall inure to the benefit of the Parties hereto, and each of their respective predecessors, successors, assigns, subsidiaries, parents, representatives, agents, officers, directors, trustees, employees, and personal representatives, whether past, present or future.

16.          Governing Law & Jurisdiction. The construction, interpretation, and enforcement of this Agreement shall at all times and in all respects be governed by the laws of the State of New York (but without regard to any insolvency law in Israel which may be applicable to HUB), without reference to the State of New York’s choice of law or conflict of law provisions and principles. Any claim arising from and/or relating to this Agreement in any way shall be brought and maintained exclusively in the state or federal courts in the State of New York, County of New York, and each Party consents to the jurisdiction of said courts and waives any defense or challenge to such a proceeding based on personal jurisdiction, forum non conveniens or venue. Each Party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement by first-class mail or recognized overnight courier as follows (which shall constitute valid and sufficient service): (i) upon Dominion, at 256 West 38th Street, 15th Floor, New York, New York, 10018, Attn: Mikhail Gurevich; and (ii) upon HUB, at 2 Kaplan Street, Tel Aviv-Yaffo, 6473403, Israel, Attn: Noah Hershcoviz.

17.          Attorneys’ Fees. Dominion shall be entitled to recover from HUB all reasonable attorneys’ fees, costs and expenses incurred by Dominion in any efforts to enforce this Agreement.

18.          Counterparts. This Agreement may be executed in counterparts, including facsimile or email counterparts, each of which, when all Parties have executed at least one such counterpart, shall be deemed an original, with the same force and effect as if all signatures were appended to one instrument, but all of which together shall constitute one and the same Agreement.

19.          Representations and Warranties. The Parties each warrant and represent that the execution and delivery of this Agreement is not in contravention of law, and, except as has been previously obtained, does not require the consent or approval of any governmental body, agency or authority, or other person and that this Agreement will constitute the valid and binding obligations of the Parties enforceable in accordance with its terms. Each of the Parties represents that the person signing this Agreement on its behalf below has been fully authorized to do so, and that the undersigned do fully understand the terms of this Agreement and have the express authority to enter into this Agreement.

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EXECUTION VERSION

IN WITNESS WHEREOF, this Agreement has been executed on the date first written above.

DOMINION CAPITAL LLC

By:	/s/ Mikhail Gurevich

Name: Mikhail Gurevich

Title: Authorized Signatory

HUB CYBER SECURITY LTD.

By:	/s/ Noah Hershcoviz

Name: Noah Hershcoviz

Title: CEO